Exhibit 99.1

news release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
September 26, 2005	Paul Lefebvre, Sonic Solutions
415.893.8000 phone • 415.893.8008 fax
NASDAQ:SNIC	paul_lefebvre@sonic.com email

Sonic Solutions Announces Executive Changes

Bob Doris to Become Non-executive Chairman; Dave Habiger to

Become Chief Executive Officer

Novato, California (Sept 26, 2005) — Sonic Solutions (NASDAQ: SNIC) today announced that Bob Doris, founder, chairman and chief executive officer of Sonic Solutions, will become non-executive chairman of the Board of Directors. Dave Habiger, currently president and chief operating officer, will become president and chief executive officer. In related moves, Mary Sauer, co-founder of Sonic, currently senior vice president of business development, will also remain a non-executive member of the Board of Directors. Clay Leighton, senior vice president and CFO, has been promoted to executive vice president and CFO, and Mark Ely, senior vice president of strategy, has been promoted to executive vice president of strategy. These changes will be effective at the close of business today.

“Over the past several years, we’ve built a great team at Sonic that has enabled us to register excellent growth in revenues with even greater growth in profits,” said Bob Doris. “The executive team now in place has an average tenure with Sonic of almost 10 years – an extraordinary statistic for a high-tech company like ours. This is a chance for Dave Habiger, Mark Ely, Clay Leighton and the other members of the team to take on a broader role in running the company they’ve had a big hand in building.”

As non-executive members of the board, Bob Doris and Mary Sauer will remain engaged in guiding Sonic’s strategy and operations and will continue to make significant contributions to the business.

“Bob has been an extraordinary leader and visionary for Sonic since its inception and has made it into one of the world’s leading digital media software companies,” said Dave Habiger. “After nineteen years, Bob leaves his position of CEO with the company extremely well positioned for the growth that lies ahead, and we are pleased that he and Mary will continue to guide and inspire the team in their roles as board members.”

Dave Habiger joined Sonic in 1993 and has been instrumental in the company’s growth. Most recently, Dave has held the title of president and chief operating officer for the company. Prior to that position, Dave spent three years as the general manager of the company’s largest division, the Desktop Products Group (now the Roxio Division) where he played a key role in the development of Sonic’s OEM and retail markets for consumer software. He has been responsible for the integration into Sonic of key acquisitions, including the Desktop and Mobile Division of Veritas and the Roxio consumer software group.

Clay Leighton joined Sonic in 1993 as vice president of finance and played a key role in Sonic’s successful IPO in 1994. During his tenure at Sonic, Clay has managed both the finance and operating units of the Company, including sales, manufacturing, information technology and customer support.

Mark Ely joined Sonic Solutions in 1992. He has held positions in product support, sales, product management, marketing and business development and was general manager of Sonic’s Desktop Products Group. Mark and his team in the Strategy Group are instrumental in shaping Sonic’s product and business strategy and play a key role in technology and IP licensing, business development and partner relations and mergers and acquisitions.

About Sonic Solutions

Sonic Solutions (NASDAQ: SNIC; http://www.sonic.com) is the leader in digital media software, providing a broad range of interoperable, platform-independent software tools and applications for creative professionals, business and home users, and technology partners. Sonic’s products range from advanced DVD authoring systems and interactive content delivery technologies used to produce the majority of Hollywood DVD film releases, to the award-winning Roxio®- and Sonic-branded CD and DVD creation, playback and backup solutions that have become the premier choice for consumers, prosumers and business users worldwide.

Sonic products are globally available from major retailers, online at Sonic.com and Roxio.com, and are bundled with PCs, after-market drives and consumer electronic devices. Sonic’s digital media creation engine is the de facto standard and has been licensed by major software and hardware manufacturers, including Adobe, Microsoft, Scientific-Atlanta, Sony, and many others. Sonic Solutions is headquartered in Marin County, California.

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